Exhibit 3.5.1

CERTIFICATE OF INCORPORATION

OF

VENTAS HEALTHCARE PROPERTIES, INC.

ARTICLE FIRST

NAME

The name of the corporation is: Ventas Healthcare Properties, Inc.

ARTICLE SECOND

REGISTERED OFFICE AND AGENT

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

PURPOSE

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity and, to promote any lawful purpose, for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time, or any successor thereto.

ARTICLE FOURTH

AUTHORIZED COMMON STOCK

The total number of shares of stock that the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, each with a par value of one cent ($.01) per share (hereinafter, the “Common Stock”). The rights, privileges, qualifications, limitations, and restrictions of the shares of Common Stock are as follows:

(a) Voting Rights. Except as may otherwise be provided by applicable law, each share of Common Stock shall be entitled to vote as one class for the election of directors and on all other matters that may be submitted to a vote of stockholders of the corporation.

(b) Dividends. Dividends may be declared from time to time on Common Stock at the discretion of the board of directors of the corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware.

(c) Additional Issuances. At any time and from time to time while shares of Common Stock are outstanding, the corporation may create one or more series or one or more classes of capital stock senior to, or on a parity with, the shares of Common Stock with respect to the payment of dividends, or upon liquidation, dissolution, or winding up of the corporation.

ARTICLE FIFTH

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Darlene L. Gentry	Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg LLC 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606

ARTICLE SIXTH

ADDITIONAL PROVISIONS

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and stockholders, the following additional provisions are set forth and made a part of this Certificate of Incorporation:

(a) Number of Directors. The number of directors that shall constitute the whole board of directors of the corporation shall be fixed by, or in the manner provided in, the by-laws of the corporation, but such number may from time to time be increased or decreased in such manner as may be prescribed by the by-laws. The election of directors need not be by ballot.

(b) Specific Powers. In furtherance and not in limitation of the powers conferred by the by-laws of the corporation, the board of directors of the corporation is expressly authorized and empowered:

(1) to make, adopt, alter, amend, and repeal the by-laws of the corporation, except as otherwise provided or permitted under the General Corporation Law of the State of Delaware, and except that any by-law which, in accordance with the provisions of the by-laws, may be altered, amended, or repealed only by the stockholders may not be altered, amended, or repealed by the directors;

(2) without the assent or vote of the stockholders of the corporation, to authorize and issue obligations of the corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility, or otherwise, as the board of directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the corporation, real or personal, including after-acquired property;

(3) to determine whether any, and if any, what part, of the surplus of the corporation, or, in the event there shall be no such surplus, of the net profits of the corporation for the then-current fiscal year or the then-immediately preceding fiscal year shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus or such net profits;

(4) to fix from time to time the amount of profits of the corporation to be reserved as working capital or for any other lawful purpose;

(5) to establish bonus, profit-sharing, or other types of incentive or compensation plans for employees (including officers and directors) of the corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participation; and

(6) to, in addition to the powers and authorities set forth in this section or by statute expressly conferred upon it, exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the by-laws of the corporation.

(c) Removal. Any director or any officer elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the by-laws of the corporation.

(d) Compensation. Subject to any limitations in the by-laws of the corporation, the members of the board of directors shall be entitled to reasonable fees, salaries, or other compensation for their services and to reimbursement for their expenses as such members. Nothing contained herein shall preclude any director from serving the corporation, or any subsidiary or affiliated corporation, in any other capacity and receiving proper compensation therefor.

(e) Meetings. If the by-laws of the corporation so provide, the stockholders and board of directors of the corporation shall have power to hold their meetings, to have an office or offices and to keep the books of the corporation, subject to the provisions of the laws of the State of Delaware, outside the State of Delaware at such place or places as may from time to time be designated by the board of directors.

(f) Certain Arrangements. Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, and may agree to any compromise or arrangement and to any reorganization of the corporation, as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

ARTICLE SEVENTH

INDEMNIFICATION

The corporation shall indemnify any person who was or is a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time. The board of directors of the corporation may, by resolution adopted from time to time, purchase and maintain insurance on behalf of such persons as permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE EIGHTH

PERSONAL LIABILITY OF DIRECTORS

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the corporation to indemnify its directors pursuant to the provisions of this Certificate of Incorporation, the by-laws of the corporation, or as may be permitted by the General Corporation Law of the State of Delaware.

ARTICLE NINTH

AMENDMENT

Any of the provisions of this Certificate of Incorporation may from time to time be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

The undersigned, being the incorporator above-named, for the purposes of forming a corporation under the laws of the State of Delaware, does hereby make, file, and record this Certificate of Incorporation and does hereby certify that the facts stated herein are true, and the undersigned has hereunto accordingly set her hand.

Dated as of September 30, 2002.

/s/ Darlene L. Gentry
Darlene L. Gentry Being the sole incorporator of the corporation